Pricing Supplement No. 1 dated November 1, 2001 (to Prospectus dated October 31, 2001 and Prospectus Supplement dated October 31, 2001)	Filed under Rule 424(b)(3) File No. 333-63164

$3,000,000,000
USA EDUCATION, INC.
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$500,000,000	Floating Rate Notes:	/x/		Fixed Rate Notes:	/ /
Original Issue Date:	November 7, 2001	Closing Date: November 7, 2001			CUSIP Number:	90390M AA8
Maturity Date:	October 25, 2004	Option to Extend Maturity:	/x/	No	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:	/ /	Yes

Redeemable at the option of the Company:	/x/	No	Redemption Price:	Not Applicable.
	/ /	Yes	Redemption Dates:	Not Applicable.
Repayment at the option of the Holder: :	/x/	No	Repayment Price:	Not Applicable.
	/ /	Yes	Repayment Dates:	Not Applicable.
Applicable to Fixed Rate Notes Only:
Interest Rate:			Interest Payment Date(s):
Interest Accrual Method:
Applicable to Floating Rate Notes Only:
Floating Rate Index:
/ /	CD Rate		Index Maturity:	Three Months
/ /	Commercial Paper Rate
/ /	CMT Rate		Spread:	Plus 33 basis points
/ /	Federal Funds Rate
/x/	LIBOR Telerate		Initial Interest Rate:	2.495%
/ /	LIBOR Reuters
/ /	Prime Rate		Interest Rate Reset Period:	Quarterly
/ /	91-Day Treasury Bill Rate

Reset Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, beginning January 25, 2002, subject to following business day convention.	Interest Payment Date(s):	Each January 25th, April 25th, July 25th and October 25th during the Term of the Notes, beginning January 25, 2002, subject to following business day convention.
Interest Determination Date:	2 London and New York Business Days prior to the related Reset Date.	Interest Period:
From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Accrual Period) to but excluding the current Interest Payment Date (or Maturity Date, in the case of the last Interest Accrual Period).
Lock-in Period Start Date:	Not Applicable.	Accrual Method:	Actual/360
Maximum Interest Rate:	Not Applicable.	Minimum Interest Rate:	Not Applicable.

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	The Chase Manhattan Bank.
Issue Price:	100%
Agents' Commission:	0.20%
Net Proceeds:	$499,000,000

Agents	Principal Amount of Notes
Banc of America Securities LLC	$200,000,000
J.P. Morgan Securities, Inc.	200,000,000
ABN AMRO Incorporated	33,300,000
Banc One Capital Markets, Inc.	33,300,000
Credit Suisse First Boston Corporation	33,400,000

Total:	$500,000,000

Obligations of USA Education, Inc. and any subsidiary of USA Education, Inc. are not guaranteed by the full faith and credit of the United States of America, and neither USA Education, Inc. nor any subsidiary of USA Education, Inc. is a government-sponsored enterprise (other than Student Loan Marketing Association) or an instrumentality of the United States of America.